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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-128187 on Form S-3 of our reports relating to i) the consolidated financial statements of CenterPoint Energy Resources Corp. and subsidiaries dated March 24, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of a new accounting standard related to conditional asset retirement obligations), and ii) the consolidated financial statement schedule dated March 24, 2006, appearing in this Annual Report on Form 10-K of CenterPoint Energy Resources Corp. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Houston, Texas

March 24, 2006